Exhibit 99.1

W. P. Carey Announces Departure of President John Park

NEW YORK, July 10, 2024 /PRNewswire/ -- W. P. Carey Inc. (NYSE: WPC), a leading net lease REIT, today announced that John Park will step down as President of the company effective September 30, 2024. Mr. Park will serve as Senior Advisor to the company through February 2025 and will continue to serve as a Trustee of Net Lease Office Properties (NYSE: NLOP) and the W. P. Carey Foundation. The separate role of President will be eliminated, and the title will be assumed by Jason Fox, the company’s Chief Executive Officer.

Mr. Park joined W. P. Carey in 1987, working alongside Founder Wm. Polk Carey in various roles of increasing responsibility. He led many of W. P. Carey’s transformative transactions, including the consolidation and NYSE listing of CPA:1–9 as Carey Diversified LLC in 1998, its merger with W. P. Carey & Co. Inc. in 2000, W. P. Carey’s merger with CPA:15 and REIT conversion in 2012, and the company’s subsequent mergers with CPA:16, CPA:17 – Global and CPA:18 – Global.

Mr. Fox said, "John has been an integral member of the W. P. Carey team for nearly 37 years. His contributions to our success have been numerous and I have personally valued his insights, creativity, and importantly, his friendship over the years. On behalf of the entire company, I want to thank John for the critical role he played in shaping W. P. Carey."

"Having spent my entire career at W. P. Carey, I am proud to have helped steer its growth and evolution from a private asset manager to the leading publicly traded net lease REIT it is today," Mr. Park said. “It’s been a privilege to work with such a talented and passionate team, and I know that I will be leaving W. P. Carey in a strong position with a bright future."

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,282 net lease properties covering approximately 168 million square feet and a portfolio of 89 self-storage operating properties as of March 31, 2024. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com